                                                                                                          Exhibit 99.1
PRESSTEK, INC.
CONTINUING OPERATIONS SUPPLEMENTAL FINANCIAL INFORMATION
$000's
(Unaudited)

	Q1 2006	Q2 2006	Q3 2006	Q4 2006	Q1 2007	Q2 2007
Key Units
Presstek DI Presses (Excludes QMDI)	32	44	36	54	44	51
Presstek CtP Platesetters (Excludes DPM)	78	64	36	35	44	47

Revenue - Growth Portfolio
Presstek DI Presses (Excludes QMDI)	9,488	13,952	11,117	17,445	15,176	18,900
DI Kits	762	417	397	429	870	462
DI Plates	3,095	3,499	3,386	3,778	3,939	4,197
Total DI Revenue	13,346	17,869	14,900	21,653	19,986	23,559

Presstek CtP Platesetters (Excludes DPM)	5,248	4,883	2,643	2,539	3,415	3,778
Chemistry Free CtP Plates	4,043	4,155	4,449	3,976	4,953	4,914
Total CtP Revenue	9,291	9,038	7,092	6,515	8,368	8,692

Service Revenue - Growth	1,474	1,600	1,464	2,012	1,765	2,201
Lasertel Revenue	1,191	1,886	1,807	1,874	1,689	2,186

Total Revenue - Growth Portfolio	25,302	30,392	25,263	32,054	31,808	36,637

Revenue - Traditional Portfolio
QMDI Equipment	1,509	1,361	800	715	290	594
QMDI Consumables	6,265	6,710	5,428	6,165	4,953	5,156
Polyester CtP Equipment	1,759	1,285	997	677	885	931
Polyester CtP Consumables	4,879	4,847	4,693	4,579	4,593	4,598
Other DI Plates	2,009	2,162	2,134	2,289	2,288	2,712
Conventional Equipment	3,664	3,580	3,074	2,085	2,787	1,381
Conventional Consumables	11,231	10,466	9,651	9,248	9,396	9,075
Total Product Revenue - Traditional	31,316	30,411	26,777	25,758	25,192	24,447

Service Revenue - Traditional	10,710	10,079	9,378	8,253	8,151	7,667

Total Revenue - Traditional Portfolio	42,026	40,490	36,155	34,011	33,343	32,114

Total Revenue	67,328	70,882	61,418	66,065	65,152	68,751

Total Equipment (Including Lasertel)	23,622	27,363	20,836	25,765	25,113	28,231
Total Consumables	31,522	31,840	29,740	30,035	30,123	30,652
Total Service	12,184	11,679	10,842	10,265	9,916	9,868
Total Revenue	67,328	70,882	61,418	66,065	65,152	68,751

Product Revenue Components %
Digital	74.0%	76.7%	76.6%	79.4%	78.3%	82.1%
Analog	26.0%	23.3%	23.4%	20.6%	21.7%	17.9%

Geographic Revenues (Origination)
North America	54,573	54,590	48,098	51,989	46,133	51,454
Europe	12,756	16,292	13,319	14,076	19,019	17,296
Consolidated	67,328	70,882	61,418	66,065	65,152	68,751

Gross Margin
Presstek
Equipment	13.2%	11.0%	9.2%	11.2%	13.0%	8.5%
Consumables	44.0%	45.5%	43.6%	43.6%	41.8%	46.2%
Service	32.0%	25.6%	25.3%	28.0%	22.4%	11.1%
Lasertel	-3.2%	14.2%	14.2%	20.1%	17.6%	30.3%
Consolidated	30.9%	29.3%	29.4%	29.3%	28.4%	27.1%

Operating Expense (Excluding Special Charges)	$16,654	$17,157	$17,972	$17,514	$18,459	$22,290
	Q1 2006	Q2 2006	Q3 2006	Q4 2006	Q1 2007	Q2 2007
Profitability
Net income (loss)	$2,724	$2,746	$(423)	$4,697	$(978)	$(4,830)
Add back: Net (income) loss from discontinued operations	$254	$(167)	$383	$2,803	$112	$(24)
Net income (loss) from continuing operations	$2,978	$2,579	$(40)	$7,500	$(866)	$(4,854)
Add back:
Interest	449	538	644	612	754	842
Other (income) expense	103	78	(548)	(50)	143	151
Tax charge (benefit)	602	411	224	(11,880)	(317)	(626)
Incremental charges	0	0	0	0	1,020	5,034
Other charges (credits)	0	0	(208)	5,689	335	793
Operating income (loss) from continuing operations	4,132	3,606	72	1,871	1,069	1,340
Add back:
Depreciation and amortization	2,362	2,487	2,566	2,502	2,437	2,425
Other income (expense)	(103)	(78)	548	50	(143)	(151)
EBITDA From Continuing Operations (A)	$6,391	$6,015	$3,186	$4,423	$3,363	$3,614

Cash Earnings From Continuing Operations
Net income from continuing operations	2,978	2,579	(40)	7,500	(866)	(4,854)
Add back:
Other charges (credits)	0	0	(208)	5,689	335	772
Depreciation and amortization	2,362	2,487	2,566	2,502	2,437	2,425
Non cash portion of equity compensation (2006 forward 123R related)	31	30	146	167	306	2,547
Non cash portion of taxes	140	143	143	(11,234)	(254)	(1,348)
Cash Earnings From Continuing Operations (A)	5,511	5,239	2,607	4,624	1,958	(458)

Working Capital
Current assets (excluding net assets of discontinued operations)	$98,542	$103,598	$102,498	$115,419	$122,727	$123,465
Current liabilities
Short-term debt	14,000	14,466	16,000	22,000	29,000	28,000
All other current liabilities	41,710	44,983	42,834	45,498	48,067	49,354
Current liabilities	55,710	59,449	58,834	67,498	77,067	77,354
Working capital	42,832	44,149	43,664	47,921	45,660	46,111
Add back short-term debt	14,000	14,466	16,000	22,000	29,000	28,000
Working capital, excluding short-term debt (A)	$56,832	$58,615	$59,664	$69,921	$74,660	$74,111

Debt net of cash (A)
Calculation of total debt:
Current portion of long-term debt	$7,000	$7,000	$7,000	$7,000	$7,000	$7,000
Line of credit	7,000	7,466	9,000	15,000	22,000	21,000
Long-term debt, net of current portion	20,750	19,000	17,250	15,500	13,750	12,000
Total debt	34,750	33,466	33,250	37,500	42,750	40,000
Cash	5,918	8,566	6,345	9,449	5,711	7,319
Debt net of cash	$28,832	$24,900	$26,905	$28,051	$37,039	$32,681

Days Sales Outstanding	49	52	60	62	73	68
Days Inventory Outstanding	62	53	61	61	69	70
Capital Expenditures	$1,306	$874	$1,117	$736	$1,330	$748
Employees	876	878	852	813	813	792

(A)  EBITDA [earnings before interest, taxes, depreciation, amortization and restructuring and merger-related charges (credits)]; Working capital, excluding short-term debt; Debt net of cash; and Cash earnings from continuing operations are not measures of performance under accounting principles generally  accepted in the United States of America ("GAAP") and should not be considered alternatives for, or in isolation from, the financial information prepared  and presented in accordance with GAAP. Presstek's management believes that EBITDA provides meaningful supplemental information regarding Presstek's current financial performance and prospects for the future. Presstek's management believes that Cash earnings from continuing operations provides meaningful supplemental information regarding Presstek's current financial performance and prospects for the future. Presstek's management believes that Working capital, excluding short-term debt, provides meaningful supplemental information regarding Presstek's ability to meet its current liability obligations. Presstek's management believes that Debt net of cash provides meaningful information on Presstek's debt relative to its cash position. Presstek believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of Presstek's ongoing operations and liquidity,  and when planning and forecasting future periods. These non-GAAP measures also facilitate management's internal comparisons to Presstek's historical  and when planning and forecasting future periods. These non-GAAP measures also facilitate management's internal comparisons to Presstek's historical operating results and liquidity. Our presentations of these measures, however, may not be comparable to similarly titled measures used by other companies.  Reconciliations of these measures to GAAP are included in the tables above.

** Certain amounts may be subject to reclassification to conform to current presentation